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                                                                      Exhibit 12

                           Einstein/Noah Bagel Corp.
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                                (in thousands)
                                  (unaudited)
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                                                                   Fiscal Year or Period Ended
                                           ---------------------------------------------------------------------------
                                           December 31,   December 29,     December 28,    December 27,   December 26,
                                               1995           1996            1997             1998          1999
                                           -------------  ------------  ----------------  -------------  -------------

Earnings (loss) before income taxes......      $(43,716)       $ 5,707           $ 3,571     $(203,706)      $(14,277)
Add:  Total fixed charges deducted
    from earnings (loss).................         2,064          7,478             7,403        22,393         22,119
                                           -------------  ------------  ----------------  -------------  -------------
Earnings (loss) available for payment
    of fixed charges.....................      $(41,652)       $13,185           $10,974      $(181,313)      $  7,842
                                           =============  ============  ================  =============  =============

Fixed Charges:
    Interest expense.....................      $  1,434        $ 6,950          $ 6,098       $  11,811       $ 11,877
    Portion of operating lease payments
        deemed to be interest............           630            528            1,305          10,582         10,242
                                           -------------  ------------  ----------------  -------------  -------------
Total fixed charges......................      $  2,064        $ 7,478          $ 7,403       $  22,393       $ 22,119
                                           =============  ============  ================  =============  =============

Ratio of earnings to fixed charges.......             -           1.76             1.48               -           0.35
                                           =============  ============  ================  =============  =============

Deficiency of earnings available
    to cover fixed charges...............      $(43,716)                                      $(203,706)
                                           =============                                  =============
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